Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-211800, 333-211799, 333-65684, 333-83175 and 333-07109) on Form S-8 and (No. 333-222356) on Form S-4 of Old Point Financial Corporation and Subsidiaries of our reports dated March 30, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Old Point Financial Corporation and Subsidiaries for the year ended December 31, 2020.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia
March 30, 2021